UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 2, 2006

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	000 - 19319	04-3039129
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

130 Waverly Street
Cambridge, Massachusetts  02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

On August 2, 2006, Vertex Pharmaceuticals Incorporated (the “Company”) entered into exchange agreements with three of its existing noteholders relating to exchanges of an aggregate of 4,064,500 shares of the Company’s common stock, par value $0.01 per share, for $58,345,000 aggregate principal amount of the Company’s 5¾% Convertible Senior Subordinated Notes due 2011 plus accrued and unpaid interest (the “exchanges”).  The exchanges are scheduled to be concluded on or before August 9, 2006 and will be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof as they will be exchanges by the Company of securities with its existing security holders exclusively in a series of related transactions where no commission or other remuneration was paid.

Item 8.01.  Other Events.

See Item 3.02.  The Company expects to incur a non-cash charge of approximately $5.0 million as a result of the exchanges.  This charge is related to the incremental shares to be issued in the transaction over the number that would have been issued upon conversion of the notes under their original terms, and will be reported in the Company’s third quarter 2006 financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS
INCORPORATED
(Registrant)

Date: August 8, 2006	/s/ Ian F. Smith
Ian F. Smith
Executive Vice President and Chief Financial Officer